August 2025

Amendment No. 1 dated August 29, 2025 relating to
Pricing Supplement No. 9,981

Registration Statement Nos. 333-275587; 333-275587-01

Dated August 25, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Securities Based on the Value of the S&P 500® Index due September 16, 2032

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for participation securities, index supplement and prospectus, as supplemented or modified by this document. The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates. The final average index value, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing values on each of the final averaging dates, as further described below. At maturity, if the final average index value is greater than 129% of the initial average index value, which we refer to as the upper strike index value, investors will receive a payment at maturity equal to $1,336.60 per $1,000 stated principal amount plus an additional return of 1.50% for each 1.00% of the initial average index value by which the final average index value exceeds the upper strike index value, subject to the maximum payment at maturity. If the final average index value is less than or equal to the upper strike index value but is greater than 96% of the initial average index value, which we refer to as the lower strike index value, investors will receive the stated principal amount of their investment plus a return of 1.02% for every 1.00% of the initial average index value by which the final average index value exceeds the lower strike index value. If the final average index value is equal to the lower strike index value, the Securities will redeem for par. However, if the final average index value is less than the lower strike index value but is greater than or equal to 92% of the initial average index value, which we refer to as the downside threshold value, investors will lose 2.00% for every 1% decline below the lower strike index value. If the final average index value is less than the downside threshold value, investors will lose 1% of their investment for every 1% decline beyond the initial average index value, without any buffer. Under these circumstances, investors will lose more than 8%, and possibly all, of their investment. There is no minimum payment at maturity on the Securities. Accordingly, you could lose your entire initial investment in the Securities. These long-dated Securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside returns above the maximum payment at maturity in exchange for the upside participation feature that applies to a limited range of performance of the underlying index. The Securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	September 16, 2032
Underlying index:	S&P 500® Index
Aggregate principal amount:	$10,000,000
Payment at maturity per Security:

If the final average index value is greater than the upper strike index value:

$1,336.60 + [$1,000 × (index upper strike return × 150%)]

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final average index value is less than or equal to the upper strike index value but is greater than the lower strike index value:

$1,000 + [$1,000 × (index lower strike return × 102%)]

If the final average index value is equal to the lower strike index value:

$1,000

If the final average index value is less than the lower strike index value, but is greater than or equal to the downside threshold value:

$1,000 + [$1,000 × (index lower strike return × downside factor]

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000.

If the final average index value is less than the downside threshold value:

$1,000 + ($1,000 × index return)

Under these circumstances, the payment at maturity will be less than $920 per stated principal amount, and could be zero.

Index upper strike return:	(final average index value – upper strike index value) / initial average index value
Index lower strike return:	(final average index value – lower strike index value) / initial average index value
Initial average index value:	The arithmetic average of the index closing values on each of the initial averaging dates
Upper strike index value:	129% of the initial average index value
Lower strike index value:	96% of the initial average index value
Downside threshold value:	92% of the initial average index value
Final average index value:	The arithmetic average of the index closing values on each of the final averaging dates
Initial averaging dates:	Each index business day on which there is no market disruption event during the period from and including August 21, 2025 to and including September 3, 2025.
Final averaging dates:	Each index business day on which there is no market disruption event during the approximately 3-month period from and including June 15, 2032 to and including September 13, 2032.
Downside factor:	2.00
Index return:	(final average index value – initial average index value) / initial average index value
Maximum payment at maturity:	$2,371.60 per Security (237.16% of the stated principal amount)
Stated principal amount:	$1,000 per Security
Issue price:	$1,000 per Security (see “Commissions and issue price” below)
Pricing date:	August 25, 2025
Original issue date:	August 28, 2025 (3 business days after the pricing date)
CUSIP:	61778NZ87
ISIN:	US61778NZ874
Listing:	The Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$973.20 per Security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per Security	$1,000	$1.50(1)
$1.002)	$997.50
Total	$10,000,000	$25,000	$9,975,000
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $1.50 for each Security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $1.00 for each Security.
(3)	See “Use of proceeds and hedging” on page 15.

The Securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Participation Securities dated November 16, 2023 Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due September 16, 2032

Principal at Risk Securities

Investment Summary

The Securities Based on the Value of the S&P 500® Index due September 16, 2032 (the "Securities") can be used:

￭As an alternative to direct exposure to the underlying index that offers upside exposure for a certain range of performance of the underlying index, subject to the maximum payment at maturity

￭To potentially obtain upside exposure to the underlying index in a moderately bullish or moderately bearish environment

Maturity:	Approximately 7 years and 1 months
Maximum payment at maturity:	$2,371.60 per Security (237.16% of the stated principal amount)
Upper strike index value:	129% of the initial average index value
Lower strike index value:	96% of the initial average index value
Downside factor:	2.00
Downside threshold value:	92% of the initial average index value
Minimum payment at maturity:	None. You may lose your entire initial investment in the Securities.
Coupon:	None

The original issue price of each Security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the pricing date is less than $1,000. We estimate that the value of each Security on the pricing date is $973.20.

What goes into the estimated value on the pricing date?

In valuing the Securities on the pricing date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the maximum payment at maturity, the upper strike index value, the lower strike index value, the downside factor and the downside threshold value, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

August 2025 Page 2

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due September 16, 2032

Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

August 2025 Page 3

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due September 16, 2032

Principal at Risk Securities

Key Investment Rationale

The Securities offer upside exposure for a certain range of performance of the underlying index, subject to the maximum payment at maturity, to the extent that the final average index value is greater than the upper strike index value or the lower strike index value, as applicable, while providing limited protection against negative performance of the underlying index. The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates. The final average index value, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing values on each of the final averaging dates. At maturity, if the final average index value is greater than the upper strike index value, investors will receive a payment at maturity equal to $1,336.60 per $1,000 stated principal amount plus an additional return of 1.50% for each 1.00% of the initial average index value by which the final average index value exceeds the upper strike index value, subject to the maximum payment at maturity. If the final average index value is less than or equal to the upper strike index value but is greater than the lower strike index value, investors will receive a payment at maturity equal to the stated principal amount of their investment plus a return of 1.02% for each 1.00% of the initial average index value by which the final average index value exceeds the lower strike index value. If the final average index value is equal to the lower strike index value, the Securities will redeem for par. However, if the final average index value is less than the lower strike index value but is greater than or equal to the downside threshold value, investors will lose 2.00% for every 1% decline below the lower strike index value. If the final average index value is less than the downside threshold value, investors will lose 1% of their investment for every 1% decline beyond the initial average index value, without any buffer. Under these circumstances, investors will lose more than 8%, and possibly all, of their investment. There is no minimum payment at maturity on the Securities. Accordingly, you could lose your entire initial investment in the Securities.

Upside Scenario 1: Upside Performance Up to a Cap

The final average index value is greater than the upper strike index value, and, at maturity, the Securities redeem for $1,336.60 per $1,000 stated principal amount plus an additional return of 1.50% for each 1.00% of the initial average index value by which the final average index value exceeds the upper strike index value, subject to the maximum payment at maturity of $2,371.60 per Security (237.16% of the stated principal amount).

Upside Scenario 2: Upside Performance Within a Specified Range

The final average index value is less than or equal to the upper strike index value but is greater than the lower strike index value and, at maturity, the Securities redeem for the stated principal amount of $1,000 plus a return of 1.02% for each 1.00% of the initial average index value by which the final average index value exceeds the lower strike index value.

Par Scenario	The final average index value is equal to the lower strike index value, and, at maturity, the Securities redeem for the stated principal amount of $1,000.
Downside Scenario 1:

The underlying index declines in value by more than 4% but no more than 8%, and, at maturity, the Securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease times the downside factor of 2.00. (Example: if the final average index value decreases from the initial average index value by 5%, the Securities will redeem for $980, or 98% of the stated principal amount.)

Downside Scenario 2:

The underlying index declines in value by more than 8%, and, at maturity, the Securities redeem for less than the stated principal amount by an amount that is proportionate to the full percentage decrease in the final average index value from the initial average index value. Under these circumstances, investors will lose more than 8%, and possibly all, of their investment. There is no minimum payment at maturity on the Securities, and you could lose your entire investment.

August 2025 Page 4

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due September 16, 2032

Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Securities based on the following terms:

Stated principal amount:	$1,000 per Security
Maximum payment at maturity:	$2,371.60 per Security (237.16% of the stated principal amount)
Upper strike index value:	129% of the initial average index value
Lower strike index value:	96% of the initial average index value
Downside factor:	2.00
Downside threshold value:	92% of the initial average index value
Minimum payment at maturity:	None

Securities Payoff Diagram

$2,400
$2,371.60
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
The Underlying Index
The Securities
Payment at Maturity on the Securities
$1,000 Stated Principal Amount
$2,371.60 Maximum Payment at Maturity
-100%
-80%
-60%
-40%
-20%
-8%
-4%
0%
20%
29%
40%
60%
80%
100%
98%
Percentage Change in the Final Average Index Value

How it works

￭Upside Scenario 1: If the final average index value is greater than the upper strike index value, investors will receive $1,336.60 per $1,000 stated principal amount plus an additional return of 150% of the index upper strike return, subject to the maximum payment at maturity. Under the terms of the Securities, an investor will realize the maximum payment at maturity of $2,371.60 per Security (237.16% of the stated principal amount) at a final average index value of 198.00% of the initial average index value.

￭If the final average index value is equal to 140% of the initial average index value, the investor would receive $1,336.60 per $1,000 stated principal amount plus an additional return of 16.50%. Investors therefore receive $1,501.60 per Security.

￭If the final average index value is equal to 200% of the initial average index value, the investor would receive only the maximum payment at maturity of $2,371.60 per Security, or 237.16% of the stated principal amount.

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Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due September 16, 2032

Principal at Risk Securities

￭Upside Scenario 2: If the final average index value is less than or equal to the upper strike index value but is greater than the lower strike index value, investors will receive the $1,000 stated principal amount plus a return of 102% of the index lower strike return.

￭If the final average index value is equal to 101% of the initial average index value, the investor would receive a 5.10% return, or $1,051.00 per Security.

￭Par Scenario. If the final average index value is equal to the lower strike index value, investors will receive the stated principal amount of $1,000 per Security.

￭If the final average index value is equal to 96% of the initial average index value, investors will receive the $1,000 stated principal amount.

￭Downside Scenario 1. If the final average index value is less than the lower strike index value but is greater than or equal to the downside threshold value, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease below the lower strike index value times the downside factor of 2.00.

￭For example, if the underlying index depreciates 5.00%, investors would lose 2% of their principal and receive only $980 per Security at maturity, or 98% of the stated principal amount.

￭Downside Scenario 2. If the final average index value is less than the downside threshold value, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the full percentage decrease of the value of the underlying index from the initial average index value. Under these circumstances, investors will lose more than 4%, and possibly all, of their investment.

￭For example, if the underlying index depreciates 20%, investors would lose 20% of their principal and receive only $800 per Security at maturity, or 80% of the stated principal amount.

The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates, and the final average index values, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value on each of the final averaging dates. See “Risk Factors—“ You will not know the initial average index value on the pricing date; the value of the underlying index on one or more initial averaging dates may adversely affect the initial average index value” and “The final average index value is based on the arithmetic average of the index closing values on each of the final averaging dates during the approximately 3-month period from and including June 15, 2032 to and including September 13, 2032, and therefore the payment at maturity may be less than if it were based solely on the index closing value on the last final averaging date.”

August 2025 Page 6

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due September 16, 2032

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for participation securities, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

￭The Securities do not pay interest or guarantee the return of any of your principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest and do not guarantee any return of principal at maturity. If the final average index value is less than 96% of the initial average index value but is greater than or equal to the downside threshold value, you will receive for each Security that you hold a payment at maturity that is less than the stated principal amount of each Security by an amount proportionate to the percentage decrease below the lower strike index value times the downside factor of 2.00, and you will lose some of your investment. If the final average index value is less than the downside threshold value, you will receive for each Security that you hold a payment at maturity that is less than the stated principal amount of each Security by an amount proportionate to the full decline in the final average index value from the initial average index value, without any buffer. Under these circumstances, investors will lose more than 8%, and possibly all, of their investment. As there is no minimum payment at maturity on the Securities, you could lose your entire initial investment.

￭The appreciation potential of the Securities is limited by the maximum payment at maturity. The appreciation potential of the Securities is limited by the maximum payment at maturity of $2,371.60 per Security, or 237.16% of the stated principal amount. Although the Securities provide positive returns if the final average index value is above the lower strike index value, because the payment at maturity will be limited to 237.16% of the stated principal amount for the Securities, any increase in the final average index value over the initial average index value by more than 98.00% of the initial average index value will not further increase the return on the Securities.

￭The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the Securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final average index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Security if you try to sell your Securities prior to maturity.

￭The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its Securities and will have no independent assets available for distributions to holders of MSFL Securities if they make claims in respect of such Securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of Securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued Securities.

￭You will not know the initial average index value on the pricing date; the value of the underlying index on one or more initial averaging dates may adversely affect the initial average index value. Because the initial average index value is calculated over daily initial averaging dates, the initial average index value will not be determined until the last initial averaging

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Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due September 16, 2032

Principal at Risk Securities

date, and, accordingly, you will not know the initial average index value on the pricing date. It is possible that the underlying index may increase in value over the initial averaging dates, which will increase the initial average index value. The initial average index value may be higher than if it were based on the closing value of the underlying index on the pricing date or on other dates. Investing in the Securities is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying index.

￭The final average index value is based on the arithmetic average of the index closing values on each of the final averaging dates during the approximately 3-month period from and including June 15, 2032 to and including September 13, 2032, and therefore the payment at maturity may be less than if it were based solely on the index closing value on the last final averaging date. The amount payable at maturity will be calculated by reference to the average of the index closing values on the final averaging dates during the period from and including June 15, 2032 to and including September 13, 2032. Therefore, in calculating the final average index value, positive performance of the underlying index as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final average index value, calculated based on the index closing value on each of the final averaging dates, may be less than the index closing value on the last final averaging date, and as a result, the payment at maturity you receive may be less than if it were based solely on the index closing value on the last final averaging date. Investing in the Securities is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying index.

￭Investing in the Securities is not equivalent to investing in the underlying index. Investing in the Securities is not equivalent to investing in the underlying index or its component stocks. As an investor in the Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the original issue price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

￭The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary

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Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due September 16, 2032

Principal at Risk Securities

market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Securities. As calculation agent, MS & Co. will determine the initial average index value, the upper strike index value, the lower strike index value and the final average index value, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final average index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging dates approach. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities prior to or during the initial averaging dates could potentially increase the initial average index value, and, therefore, could increase the value at or above which the underlying index must close on the averaging dates so that investors do not suffer a loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the final averaging dates, could adversely affect the closing value of the underlying index on the final averaging dates, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the Securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Securities. There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the tax treatment of a Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In addition, if an Early Fixing Event (as defined in this document) occurs, it is possible that a U.S. Holder would be treated as exchanging the Securities for debt instruments. If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Securities or the component securities of the underlying index, or engaging in transactions therein, and any such action could adversely affect the value of the underlying index or the Securities. These regulatory actions could result in restrictions on the Securities and could result in the loss of a significant portion or all of your initial investment in the Securities, including if you are forced to divest the Securities due to the government mandates, especially if such divestment must be made at a time when the value of the Securities has declined.

￭Adjustments to the underlying index could adversely affect the value of the Securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the

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underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the Securities will be an amount based on the closing prices at maturity of the Securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

Information as of market close on August 25, 2025:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	6,439.32
52 Weeks Ago:	5,616.84
52 Week High (on 8/14/2025):	6,468.54
52 Week Low (on 4/8/2025):	4,982.77

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from January 1, 2020 through August 25, 2025. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on August 25, 2025 was 6,439.32. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on any day.

S&P 500® Index Closing Values January 1, 2020 to August 25, 2025

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S&P 500® Index	High	Low	Period End
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter	5,762.48	5,186.33	5,762.48
Fourth Quarter	6,090.27	5,695.94	5,881.63
2025
First Quarter	6,144.15	5,521.52	5,611.85
Second Quarter	6,204.95	4,982.77	6,204.95
Third Quarter (through August 25, 2025)	6,468.54	6,198.01	6,439.32

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P® Dow Jones Indices LLC, or any successor thereof
Interest:	None
Denominations:	$1,000 per Security and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Initial averaging dates:

If any scheduled initial averaging date, including September 3, 2025, is not an index business day with respect to the underlying index or if a market disruption event occurs on any initial averaging date with respect to the underlying index, such day will not be counted for the purposes of calculating the initial average index value.

Final averaging dates:

If any scheduled final averaging date, including September 13, 2032, is not an index business day with respect to the underlying index or if a market disruption event occurs on any final averaging date with respect to the underlying index, such day will not be counted for the purposes of calculating the final average index value.

Issuer notice to registered security holders, the trustee and the depositary:

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each Security on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the trustee for delivery to the depositary, as holder of the Securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 Security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for participation securities, the following U.S. federal income tax consequences should result based on current law:

￭Subject to the discussion concerning an “Early Fixing Event” (as defined below), a U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Securities. Such gain or loss should be long-term capital gain or loss if the investor has held the Securities for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the Securities. An alternative characterization of the Securities could materially and adversely affect the tax consequences of ownership and disposition of the Securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Because the payment at maturity is determined by reference to the value of the underlying index on the final averaging dates, it is possible that the payment at maturity could become fixed, or subject to a minimum level that equals or exceeds the issue price, prior to the final valuation date (an “Early Fixing Event”). Upon an Early Fixing Event, it is possible that a holder would be treated as exchanging each of its Securities for instruments treated as debt for U.S. federal income tax purposes. If this treatment applied, a U.S. Holder might be required to recognize any gain on the Securities, and the U.S. Holder’s tax consequences of holding the Securities after the Early Fixing Event would likely be significantly affected. In particular, a U.S. Holder would likely be required to recognize ordinary interest income on the Securities in advance of their retirement or earlier disposition, and any gain upon disposition thereafter would likely be treated as ordinary income. A Non-U.S. Holder might be required to fulfill certain certification requirements in order to avoid being subject to U.S. federal withholding tax in respect of the Securities. Notwithstanding the foregoing, our counsel believes that it is more likely than not that such treatment will not apply and that you will instead recognize any gain at maturity or an earlier disposition of the Securities. You should consult your tax advisor regarding the consequences of an Early Fixing Event.

As discussed in the accompanying product supplement for participation securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Both U.S. and non-U.S. investors considering an investment in the Securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the

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Securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for participation securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

Use of proceeds and hedging:

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Securities.

On or prior to the initial averaging dates, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial average index value, and, therefore, could increase the value at or above which the underlying index must close on the final averaging dates so that investors do not suffer a loss on their initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the final averaging dates, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging dates approach. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $1.50 for each Security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $1.00 for each Security. The costs included in the original issue price of the Securities will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Validity of the Securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-

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Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for participation securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for participation securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for participation securities, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Participation Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for participation securities, in the index supplement or in the prospectus.

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